Exhibit 10.1

July 19, 2006

Liberty Renewable Fuels, LLC

P.O. Box 335

Owosso, MI 48867

Gentlemen:

This Letter of Intent sets forth our understanding as to the proposed terms upon which Liberty Renewable Fuels, LLC (the “Company”) would retain ICM, Inc., a Kansas corporation (“ICM”), to provide certain services related to the design, construction and start-up of a facility to process corn or gain sorghum into ethanol at a nameplate capacity of one ten hundred million (110,000,000) gallons per year of denatured alcohol to be located in or near Ithaca, Michigan (the “Facility”). This letter is not a binding or legally enforceable agreement. However, the parties agree that the provisions of sections 3-11 are enforceable and binding and that the rights and obligations contained in such sections will inure to the benefit of the parties and their successors and assigns.

The rights and obligations of the parties with respect to the Facility will be set forth in one or more separate agreements to be executed by the parties (the “Definitive Agreement”). The completion of the Definitive Agreement is subject to and contingent upon the parties reaching agreement on the terms and conditions thereof. After this letter of intent is executed by the Company and returned to ICM together with the First Payment set forth in section 6, the parties will enter into good faith negotiations for the preparation of the Definitive Agreement. Either party may terminate such negotiations at any time and for any reason.

In connection with this letter of intent and the Definitive Agreement, the parties agree as follows:

Section 1. Scope of Service.

A. Company Provided Services (not ICM’s responsibility). The services to be provided by the Company in connection with the Facility shall include, but not be limited to, the following:

a)	Implement a legal business structure and hold regular meetings for the purpose of developing and operating the Facility.

b)	Development and implementation of a financing strategy for the capital needs of the Facility.

c)	Develop financial options, including associated costs and technical aspects.

d)	Provide credit and rating analyses, submissions, presentations, etc.

e)	Develop a pre-financial close budget and schedule.

f)	Prepare a development business plan.

g)	Negotiate key contracts including insurance, marketing and/or sales contracts.

h)	Provide and/or acquire all other services needed for the design, construction, start-up and/or operation of the Facility not furnished by ICM.

i)	Other items agreed to between the parties.

B. ICM Services. The services to be provided by ICM in connection with the Facility shall include, but may not be limited to, the following:

a)	Preparation of the Definitive Agreement for the design, construction and start-up of the Facility that includes a preliminary schedule.

b)	Assist the Company in the development of a business plan.

c)	Assist the Company with obtaining the financing of the Facility.

d)	Assist the Company in the process of site evaluation and selection.

e)	Assist the Company in all phases of the permitting process including taking a lead role in obtaining all required permits for the design, construction and start-up of the Facility (this service is not included in the compensation set forth in Section 2).

f)	Design, construct and start-up the Facility in accordance with the Definitive Agreement.

g)	Other items agreed to in the Definitive Agreement.

ICM will not limit its assistance to the services specifically enumerated above, but will extend its services and assistance as reasonably required and requested by the Company to provide for the successful implementation of the plan of financing and the design, construction and start-up of the Facility.

Section 2. Compensation. For ICM’s services in connection with the design, construction and starting-up of the Facility, the Company shall pay to ICM a fixed amount with periodic payments in an amount to be determined, which may be adjusted to take into account increased costs of materials, equipment, local labor and change orders.

Section 3. Commencement Date. ICM will commence the construction of the Facility by pouring concrete, sometime no later than during the third calendar quarter of 2007, and will work continuously to complete thereafter. The commencement date is contingent upon (i) the completion by the Company of the Phase I Design Obligations set forth on Appendix 1 at least 120 days prior to the date that construction is scheduled, (ii) the completion by the Company of the Phase II Design Obligations set forth on Appendix 2 at least 90 days prior to the date that construction is scheduled, (iii) the First, Second and Third Payments referenced in Section 6 having been paid on the dates when indicated, and (iv) the Definitive Agreement having been executed by no later than the date indicated in Section 6.

Section 4. Change in Compensation and Commencement Date. The foregoing compensation and commencement date are subject to change by ICM if (i) the Company fails to timely execute and return this letter of intent together with the First Payment set forth in section 6, (ii) the Company fails to execute and deliver the Definitive Agreement by the date indicated in Section 6, (iii) the Company fails to make the Second Payment and Third Payment set forth in section 6 within the time frames set forth in Section 6, (iv) the Company fails to complete the Phase I and II Design Obligations (reference Appendices 1 and 2) within the time frames set forth in Section 3 prior to the commencement date, or (v) the Company fails to deliver the notice to proceed and any remaining amount of the down payment required under the Definitive Agreement within the time frame set forth in Section 6.

Section 5. License. The Definitive Agreement will include a license on ICM’s then standard form which authorizes the Company to use the proprietary technology and information of ICM solely in connection with the Company’s ownership and operation of the Facility and which restricts the disclosure of such technology and information. The cost of such license is included in the compensation set forth in section 2.

Section 6. Down Payment. The total down payment is ten percent (10%) of the compensation payable to ICM as follows:

A. Upon execution and delivery of this letter of intent by the Company, the Company shall pay a non-refundable Two Hundred Fifty Thousand Dollars ($250,000) (US) to ICM (“First Payment”) which may be used by ICM to pay any costs and expenses incurred by ICM in connection with any preliminary work for the Facility. ICM shall retain the entire First Payment regardless of whether the Definitive Agreement is entered into or not as liquidated damages for all costs and expenses incurred by ICM with respect to the Company and Facility.

B. Unless provided otherwise in the Definitive Agreement, on or before January 15, 2007, the Company shall pay an additional amount of Two Million Dollars ($2,000,000) (US) to ICM (“Second Payment”) which may be used to place orders for long lead time equipment.

C. Unless provided otherwise in the Definitive Agreement, on or before March 15, 2007, the Company shall pay an additional Two Million Dollars ($2,000,000) (US) to ICM (“Third Payment”) which may be used to continue to place orders for equipment and subcontractors.

D. Unless provided otherwise in the Definitive Agreement, the Company shall pay the remaining amount of the total down upon execution of the Definitive Agreement.

In the event the Definitive Agreement is executed, the First Payment, Second Payment and Third Payment shall be credited toward the compensation and down payment payable to ICM under the Definitive Agreement.

In the event that ICM receives the Second Payment and/or Third Payment as required hereby, but the Definitive Agreement is not entered into, then, within thirty (30) days from receipt of a written request by Company, ICM shall return to the Company an amount equal to the difference between (i) the sum of the Second Payment and, if received, the Third Payment, less (ii) the amount of direct and indirect costs and expenses incurred by ICM through the date of the refund request to acquire equipment for the Facility and the engineering and construction services in connection with its prospective construction of the Facility (regardless of whether such costs and expenses may be passed on to a third party for a later project). For this purpose, engineering services provided by ICM’s in-house personnel shall be calculated by multiplying the number of hours recorded to the Company’s project by such ICM personnel, by the applicable hourly rate set forth on ICM’s then-current external engineering rate schedule. With the refund, ICM shall provide to Company a detailed report of deductions for costs and expenses from the Second Payment and Third Payment.

Section 6A. Definitive Agreement. The Parties shall use their best good faith efforts to sign the Definitive Agreement and deliver the Notice to Proceed to ICM, on or before May 15, 2007.

The Parties recognize that if the Definitive Agreement is not executed and Notice to Proceed to ICM not delivered by that date, that the Commencement Date indicated in Section 3 hereof, is not guaranteed by ICM, and the new Commencement Date shall be as ICM advises in its sole discretion.

Section 7. Independent Contractor. ICM is an independent contractor and its employees or agents shall not be considered employees or agents of the Company. ICM and the Company shall not be considered partners, joint venturers or co-investors as a result of this letter of intent or the Definitive Agreement.

Section 8. Confidentiality. Prior to the date hereof, the parties have entered into that certain Confidentiality Agreement dated July 13, 2006 (the “Confidentiality Agreement”). In connection with this letter of intent and the preparation of the Definitive Agreement, ICM may disclose certain proprietary information or technology concerning the design, construction or start-up of an ethanol plant. The Company agrees that the Company’s use and disclosure of such proprietary information or technology shall be governed by the terms and provisions of the Confidentiality Agreement, and if the Definitive Agreement is executed, the license discussed in section 5.

Section 9. Legal and Financial Advice. None of the services contemplated in this letter of intent or the Definitive Agreement shall be construed as or a substitute for legal, investment banking or accountings services.

Section 10. Controlling Law. The laws of the State of Kansas will govern the validity, construction and interpretation of the terms and provisions of this letter of intent and the Definitive Agreement. Any legal action brought to enforce or construe the provisions of this letter of intent or the Definitive Agreement shall be brought in the federal or state courts located in Wichita, Kansas and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts.

Section 11. Expense Reimbursement. The Company agrees to reimburse ICM for all attorneys’ fees and employee time (based upon ICM’s then standard published schedule of hourly rates for employees) incurred in connection with the preparation and negotiation of the Definitive Agreement to the extent the aggregate amount thereof exceeds Thirty Thousand Dollars ($30,000.00).

If the foregoing correctly sets forth our understanding with respect to the proposed services, please sign and return four copies of this letter to us together with the First Payment set forth in section 6 on or before August 1, 2006. Following receipt, ICM will work with you to begin preparation of the Definitive Agreement.

Very truly yours,

ICM, Inc.

By:
Dave VanderGriend

Its:	President

Duly executed and agreed to this      day of                             , 2006.

LIBERTY RENEWABLE FUELS, LLC

By:
David Skjaerlund
Its:	President

APPENDIX 1

Phase I Design Obligations

Prior to ICM’s commencement of the Phase I Design Package work, the Client shall provide ICM with the following a minimum of 120 days prior to mobilization to the field.

1.	A legal description of the Site.

2.	Temporary and permanent easements, zoning, and other requirements and encumbrances affecting land use or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work. These shall be shown on the AutoCAD Survey.

3.	To the extent available, as-built and record drawings of any existing structures at the Site.

4.	Environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site.

5.	Preliminary rail design approval from Client’s Rail service provider of rail design as prepared by Client’s Rail Designer.

6.	Client’s written approval of final site layout including rail design and environmental permitting emission points, construction and permanent access roads.

7.	Review, comment, and written approval of Client’s air permit application.

8.	Topographic Survey to on (1) foot contours including property boundaries and at least two (2) benchmarks including existing service and utility lines. The Survey shall be provided in hard copy and AutoCAD format.

9.	Soil borings logs for all soil borings complete at ICM’s specified locations.

10.	Geotechnical Report regarding subsurface conditions with Client’s Geotechnical ICM’s recommendations from ICM-approved Geotechnical ICM including soil borings, and any other surveys or information available describing other latent or concealed physical conditions at the Site.

11.	Location and form for delivery of temporary electrical service.

12.	On-Site location for Storm Water discharge.

13.	Preliminary NPDES discharge location for water discharges from utility discharges including, but not limited to the water pre-treatment system, water softeners, and cooling tower blow down and RO reject.

14.	Preliminary indication of source, analysis, and location of Client’s water supply, both potable and process water.

15.	Client’s risk insurance provider’s specific requirements for fire protection or approval to design fire protection to Liberty Insurance standards.

16.	Specific requirements from the local fire chief or state fire marshal for fire protection at the site.

17.	Any special sizing or other requirements for ethanol storage tank farm.

18.	Preliminary location and design of administration building.

19.	Location of gas service to the site.

20.	Location and service information for permanent electrical supply to the plant.

21.	List of contacts (addresses, names, phone #’s) for all utility providers (water, sewer, gas, electric).

22.	Location and type of disposal for sanitary sewer waste.

23.	Written scope of work for grain handling and DDG storage and loadout clearly defining the scope.

24.	Written description of any requested changes/modifications and standards.

APPENDIX 2

Phase II Design Obligations

Prior to ICM’s commencement of the Phase II Design Package work, the Client shall provide ICM with the following a minimum of 90 days prior to mobilization to the field.

1.	Final location, source and quality of Client’s water supply. (potable and process water)

2.	Off-site utility tie-in locations to within 5 feet from the Process Building or specified location. (this includes, but is not limited to, gas supply, permanent supply, water supply if no on-site wells, on-site or off-site sanitary sewer)

3.	Final NPDES discharge location for Utility Water Blowdown.

4.	An insurance provider to allow the proper positioning and number of required hydrants and hydrants with monitors.

5.	Written Fire Chief or State Fire Marshall approval.

6.	Written approval of final rail design from the Client’s rail service provider and copy of final design in AutoCAD.

7.	Final location and design (general arrangement) of the Client’s administration building.

8.	Final water pre-treatment design and operating parameters.

9.	Design and location of sanitary sewer discharge point of septic system.

10.	Final location and general arrangement for any owner’s scope items including grain handling, DDG Storage loadout.

11.	Final design requirements for the tank farm liner.